Exhibit 10.26

Compensatory Arrangements with Certain Executive Officers

Set forth below are the 2007 salaries of the named executive officers and the discretionary cash bonuses paid to the named executive officers for performance in 2006:

Name and Title	Salary for Fiscal 2007	Cash Bonus for Fiscal 2006(1)

Peter M. Carlino Chairman and Chief Executive Officer	$1,500,000	$1,400,000

Leonard M. DeAngelo Executive Vice President of Operations	$750,000	$625,000

William J. Clifford Senior Vice President-Finance and Chief Financial Officer	$700,000	$585,000

Jordan B. Savitch Senior Vice President and General Counsel	$405,000	$260,000

Robert Ippolito Vice President, Secretary and Treasurer	$270,000	$182,000

(1)             The bonuses granted were based on the Company’s overall performance, including its earnings, in 2006 and well as the executives’ individual performance in 2006.